For Further Information:

Big Dog Holdings, Inc.
121 Gray Avenue
Santa Barbara, California 93101
www.bigdogs.com
www.thewalkingcompany.com

CONTACT:
Nicole Pino
Investor Information
(805) 963-8727, extension 1216

For Immediate Release:
January 30, 2007

BIG DOG HOLDINGS, INC. REPORTS SALES FOR THE FOURTH QUARTER AND 2006

SANTA BARBARA, CA, January 30, 2007, Big Dog Holdings, Inc. (NASDAQ:BDOG), a developer and retailer of branded, lifestyle consumer products, today reported sales results for its fourth quarter and year ended December 31, 2006.

Consolidated net sales for the year ended December 31, 2006 were $218.6 million, a 22% increase, as compared to $179.1 million in 2005. Comparable retail store sales increased 3.0% for the year (10.6% increase for The Walking Company (“TWC”) chain and a 4.8% decline for the Big Dogs chain.) Consolidated net sales for the fourth quarter were $72.6 million, a $13.2 million or 22% increase as compared to $59.4 million in the same quarter of 2005. Comparable retail store sales increased 5.8% for the fourth quarter (14.5% increase for the TWC chain and a 4.3% decline for the Big Dogs chain.) TWC ended the year with 151 stores, which includes 25 newly built stores opened and and 35 stores acquired in 2006. The Big Dog chain ended the year with 144 stores at the end of 2006 (which reflects 11 stores closed in early January 2007), compared to 167 from last year.

The TWC gross margin for the fourth quarter and year 2006 was approximately the same as 2005, whereas Big Dog’s margin declined due to pricing pressure primarily related to fall and cold weather apparel. Overall, gross margins and operating expenses were generally in line with the Company’s expectations for the fourth quarter and year to date. As in previous years, final audited results, including net income for 2006, will be available in late March 2007.

Andrew Feshbach, CEO, commenting on TWC and Big Dogs performance, said “We are very pleased with TWC’s 4th quarter comparative sales increase of 14.5%. Our retail concept has strong momentum at present and 2006 is our 3rd consecutive year of double-digit comparative store sales increases for the chain. Additionally, we opened 25 newly built stores in 2006 which are performing ahead of plan. Also, in the 4th quarter we successfully stabilized the operations of the 35 Steve’s Shoes stores earlier acquired out of bankruptcy. Although not included in our comparative stores sales base, the Steve’s Shoes acquisition stores 4th quarter comparative store sales were approximately flat and January 2007 comparative store sales are above the TWC chain trend. These sales will begin to be reported in our comparative stores sales base beginning in the 1st quarter 2007 (January will not be included as the transaction closed on January 31, 2006).

Mr. Feshbach further stated, “Looking out to 2007, TWC has a new store opening target of 40 units and we are on schedule to open approximately 20 of those stores by July. In January, our sales trend has been very strong and we hope to continue the comparative store sales trends we have experienced for the past few quarters. With respect to Big Dogs business, our comparative store sales and unit reductions were relatively on plan and we anticipate similar trends in both categories for the Big Dogs chain in 2007.. We continue to manage the Big Dog chain with an eye to reposition the brand outside of its current distribution channels in the future. Additionally, in the 4th quarter, we completed our distribution center relocation from California to North Carolina and are operating solely from our new center today. We have experienced some one time expenses relating to the move in the 4th quarter and 1st quarter 2007, but expect to see improved results going forward and operating efficiencies and contribution by the end of the 2nd quarter 2007.”

Big Dog Holdings, Inc. consists of Big Dogs and The Walking Company. Big Dogs develops, markets and retails a branded, lifestyle collection of unique, high-quality, popular-priced consumer products, including activewear, casual sportswear, accessories and gifts. The BIG DOGS® brand image is one of quality, value and fun. The BIG DOGS® brand is designed to appeal to people of all ages and demographics, particularly baby boomers and their kids, big and tall customers, and pet owners. In addition to its 144 retail stores, Big Dogs markets its products through its catalog, internet and corporate sales accounts. The Walking Company is a leading independent specialty retailer of high quality, technically designed comfort shoes and accessories that features premium brands such as ECCO, Mephisto, Dansko, Ugg and Merrell among many others. These products have particular appeal to one of the largest and most rapidly growing demographics in the nation. With the acquisition of Steve’s Shoes, The Walking Company now operates 150 stores in premium malls across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995- With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. The actual future sales and other results of the Company could differ significantly from those statements. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission.